Exhibit 10.1

[SEARS HOLDINGS LETTERHEAD]

December 5, 2008

Mr. Michael D. Collins

[Address]

Dear Michael,

Congratulations on your promotion. The purpose of this letter is to restate your original offer Letter dated August 31, 2008 (as amended by the November 11, 2008 letter), based on your promotion to approved December 3, 2008 by the Board of Directors of Sears Holdings Corporation ("SHC" or "Sears Holdings"), effective December 4, 2008.

The following restates the key elements of your compensation package:

  Title is SVP, Chief Financial Officer.
  Annual base salary at a rate of $600,000.
  Annual incentive opportunity of 75% of your base salary. Your incentive under the 2008 Annual Incentive Plan will be prorated from your start date through January 31, 2009, the last day of the Company's 2008 fiscal year, and will be adjusted as of November 1, 2008 to reflect this November 1, 2008 increase in your base salary. Any annual incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date.
  Participation in the Sears Holdings Corporation 2008 Long-Term Incentive Program ("2008 LTIP") at 150% of your base salary as of August 31, 2008 (which base salary was $500,000), as previously approved by the Compensation Committee. Payout under the 2008 LTIP will be linked to 100% Sears Holdings EBITDA. Your target award has been prorated based on the date during the performance period that you became a participant (i.e., date of hire).
  A grant of restricted stock valued at $1,000,000 under the Sears Holdings 2006 Stock Plan. The number of restricted shares granted (18,278) was determined using the market closing price of Sears Holdings shares on the grant date, which was November 3, 2008. The restricted shares granted are scheduled to vest in full on the third anniversary of the grant date.
  You will receive a one-time sign-on bonus of $100,000 (gross), payable within thirty (30) days after you have completed your relocation to the greater Chicago metropolitan area. Additionally you will receive a one-time sign-on bonus of $200,000 (gross), payable in March 2009, contingent on your completed relocation to the greater Chicago metropolitan area. You will be required to repay both of these amounts to the company in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause (as defined in the Restated Executive Severance Agreement referred to below) within twenty four (24) months of your date of hire.

  In connection with your original offer letter, you signed an Executive Severance Agreement on September 10, 2008 and upon the increase in your base salary, as communicated in the November 11, 2008 update to your original offer letter, you signed a Restated Executive Severance Agreement on November 14, 2008. You hereby agree to execute a replacement Executive Severance Agreement, in connection with this promotion, which agreement provides for the same severance pay, benefits, rights and features as your current Restated Executive Severance Agreement, but has been redrafted to ensure compliance with Internal Revenue Code Section 409A. This replacement Executive Severance Agreement will supersede the Restated Executive Severance Agreement.
  You are eligible for relocation assistance in accordance with SHC standard relocation policy. It is expected that you will complete the relocation of your primary residence to the greater metropolitan Chicago area by December 31, 2008. In the event that your relocation is not completed by this date, SHC will have the right to terminate your employment without severance, which SHC right is reflected in your Executive Severance Agreement (including the restated Agreement referred to immediately above).
  You are eligible to receive three (3) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.
  You are eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

Michael, if you need additional information or clarification, please call. To acknowledge your acceptance of this restated offer letter, sign below and return this letter along with the signed replacement Executive Severance Agreement to my attention.

Sincerely,

William R. Harker

Accepted:

/s/ Michael D. Collins

Michael D. Collins

12/5/2008

Date